Exhibit 10.1

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is entered into by and among CARLA BAUMGARTNER, CHRIS HAAS, and ERIC STEELE, (collectively “Plaintiffs”), on the one hand, and DRIVEN DELIVERIES, INC., CHRISTIAN SCHENK, and BRIAN HAYEK (collectively “Defendants”), on the other hand. Plaintiffs and Defendants are sometimes collectively referred to herein as the “Parties.” This Agreement will be effective as of the date it is fully executed by all signatories hereto (the “Effective Date”).

RECITALS

WHEREAS, on or about June 21, 2019, Defendant Driven Deliveries, Inc. (“Driven”), Plaintiffs’ companies, Ganjarunner, Inc. and Global Wellness, LLC, and Plaintiffs, as individual third party beneficiaries, executed an Agreement and Plan of Merger (the “Merger Agreement”) whereby Driven agreed to compensate Plaintiffs with certain deliverables in exchange for the merger into Driven of Ganjarunner, Inc. and Global Wellness, LLC, all as described in the Merger Agreement;

WHEREAS, on or about October 4, 2019, Plaintiffs and Defendants executed a First Amendment to Agreement and Plan of Merger (the “Amendment”) whereby Driven amended the Merger Agreement to issue Plaintiffs fully-vested warrants (the “Warrants”) rather than the stock issuance as stated in the Merger Agreement;

WHEREAS, disputes arose between the Parties and, on or around November 26, 2019, Plaintiffs filed lawsuit against Defendants in the San Diego County Superior Court styled Carla Baumgartner, et al., v. Driven Deliveries, Inc., et al., Case No. 37-2019-00063208 (the “Action”), for claims arising from and in connection with the Merger Agreement; and

WHEREAS, the Parties, mindful of the uncertainty and cost of litigation, wish to avoid incurring further costs and expenses incident to the Action, and to fully resolve any and all claims, controversies and disputes between them concerning the subject matter(s) of the Action, as well as all other claims and disputes between them, known and unknown, relating to the Merger Agreement which may have arisen before the execution of this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for the terms, conditions, and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Defendants’ Settlement Obligations. Defendants will pay Plaintiffs as follows (collectively, the “Settlement Payments”):

A. Shares of Driven Deliveries, Inc. Immediately upon the Execution Date, Driven shall issue and deliver 5,000,000 shares of restricted common stock of Driven (DRVD) to Defendants, thereby nullifying the Amendment and the Warrants issued as part of the Amendment. Plaintiffs shall inform Defendants in writing as to the exact share amount that shall be issued to each Plaintiff prior to the Effective Date and shall provide the stock certificate(s) to Plaintiffs’ counsel for inspection prior to the Effective Date. Plaintiffs will have the same registration rights as other shareholders of Driven under Driven’s upcoming S-1 Registration statement, including with respect to rights to, and process for, removal of restrictive legends, depositing, and transferring of shares, subject to and as permissible by applicable laws and regulations and the policies of the transfer agent. Further, Defendant will provide status updates on the registration process upon Plaintiff’s reasonable request, subject to and as permissible by applicable laws and regulations. Defendants will provide reasonable assistance to Plaintiffs in identifying private transactions, upon Plaintiff’s reasonable request, subject to and as permissible by applicable laws and regulations. Driven does not consider Plaintiffs to be persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, Driven.

Settlement Agreement and Mutual Release

B. Cash Consideration. Defendants will pay Plaintiffs as follows:

1)	One Hundred Seventy-Five Thousand Dollars ($175,000) immediately upon the Effective Date;

2)	Eighty-Five Thousand Dollars ($85,000) within fourteen (14) days following the Effective Date

3)	One Hundred Seventy-Five Thousand Dollars ($175,000) within thirty (30) days following the Effective Date;

4)	Seventy-Five Thousand Dollars ($75,000) within sixty (60) days following the Effective Date; and

5)	Three Hundred Thousand Dollars ($300,000) on or before July 1, 2021.

Payments shall be net of all claimed damages, attorney’s fees, and costs. Payments shall be payable by wire transfer to David Steiner & Associates and delivered to Plaintiffs by the foregoing dates at the following address:

David Steiner & Associates

Account Number: 2060156592,

ABA Routing Number: 122000496

SWIFT Code: BOFCUS33MPK

Union Bank of California – 1901 Ave of the Stars, Los Angeles, CA 90067

2. Plaintiffs’ Settlement Obligations. On the Effective Date, Plaintiffs, and each of them, shall actively facilitate the ability for Driven to continue to use the Ganjarunner, Inc., California Bureau of Cannabis Control, License Number C9-0000185 (the “License”) and the City of Sacramento Business Operating Permit (the “Permit”). Plaintiffs, and each of them as necessary, shall provide any and all required documentation, permission, and/or authorization to the California Bureau of Cannabis, City of Sacramento, and any other public entity or any other third party, in order to allow Driven the ability to use the License and operate under the Permit, and to otherwise continue the business operation of the Ganjarunner brand and any and all related business activities. The License and Permit shall be jointly managed and controlled by Carla Baumgartner and Driven, and its subsidiaries, until such time that Defendants’ Settlement Obligations under Section 1 are fulfilled, at which time, Carla Baumgartner shall transfer all management and control to Driven. Driven will indemnify Carla Baumgartner for all costs, fees, taxes, and/or expenses she incurs or may become liable for pending the transfer of management and control of the License and the Permit to Driven. Failure to indemnify Carla Baumgartner for any costs, fees, taxes, and/or expenses would constitute a material breach of this Agreement.

Settlement Agreement and Mutual Release

3. Request to Dismiss Action. Plaintiffs shall file a Request for Dismissal of their respective claims asserted in the Action with prejudice with the San Diego County Superior Court within five (5) business days of the Effective Date. The Parties agree the San Diego County Superior Court shall retain jurisdiction to enforce the terms of this Settlement Agreement pursuant to Code of Civil Procedure § 664.6, as further detailed in Section 14, below.

4. Further Assurances. The Parties shall execute all such further and additional documents as shall be reasonable, convenient, necessary, or desirable to carry out the provisions of this Agreement and will in good faith undertake all reasonable efforts to effectuate the provisions of this Agreement.

5. Liquidated Damages. If Defendants breach any obligations under this Agreement and fail to cure such breach within Forty-Eight (48) hours after receipt of written notice from Plaintiffs identifying the breach, requesting a cure, and specifically stating Plaintiffs’ intention to exercise Plaintiff’s right to receive liquidated damages under this Section, if the breach is not timely cured, and if, as a result of the breach, Defendants shall pay Plaintiffs Seven Thousand Five Hundred Dollars ($7,500.00) per day as liquidated damages until the breach is cured.

6. Stipulation for Entry of Judgment. If Defendants breach any obligations under this Agreement and fail to cure such breach within Forty-Eight (48) hours after receipt of written notice from Plaintiffs identifying the breach, requesting a cure, and specifically stating Plaintiffs’ intention to exercise Plaintiff’s right to receive liquidated damages under this Section, Plaintiffs reserve their right to appear ex parte in San Diego County Superior Court to request entry of Judgment in their favor and against Defendants, and each of them, for the total balance then due and owing, pursuant to the Parties’ Stipulation to the Entry of Judgment Upon Default in the form attached hereto as Exhibit “A,” and incorporated herein and made a part of this Agreement by this reference.

7. Mutual General Releases. In consideration for the covenants contained and the obligations specified in this Agreement, Plaintiffs and Defendants, on behalf of themselves and their affiliates, including without limitation their representatives, agents, predecessors, successors, assigns, members, managers, partners, officers, directors, employees, former employees, trustees, beneficiaries, heirs, administrators, executors, parents, subsidiaries, divisions, attorneys, insurers, and all persons acting by, through, under, or in concert with them, fully and forever release, discharge, and dismiss all complaints, claims, demands, actions, causes of action, defenses, answers, judgments, costs, fees, damages, expenses, liens, and rights in law or in equity (whether known, unknown, contingent, accrued, inchoate, or otherwise), including, in particular, any and all claims for tax liability Defendants have asserted against Plaintiffs, and also including without limitation any claims that were or could have been asserted or litigated in the Action and relating to or arising from the Merger Agreement, that they may have against each other or any of the other’s affiliates, including without limitation their representatives, agents, predecessors, successors, assigns, members, managers, partners, officers, directors, employees, former employees, trustees, beneficiaries, heirs, administrators, executors, parents, subsidiaries, divisions, attorneys, insurers, and all persons acting by, through, under, or in concert with them. Notwithstanding the foregoing, Plaintiffs agree to provide cooperation and best efforts to assist with Defendants’ response and defense of any continuing tax liability arising from the period prior to the effective date of the Merger Agreement. The Parties expressly understand and agree that the releases set forth in this paragraph and in this Agreement do not include Plaintiffs’ employment actions pending against Driven in the Los Angeles Superior Court.

Settlement Agreement and Mutual Release

8. Waiver of Civil Code Section 1542. Except as to the obligations specified in this Agreement, the Parties waive all rights they may or do have under California Civil Code section 1542 and any similar law of any other state or country. California Civil Code section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Except as set forth herein, the Parties, and each of them, hereby waive and relinquish any rights and benefits which they have or may have under California Civil Code section 1542 as they relate to the Action. The Parties acknowledge they are aware they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Agreement, but it is their intention hereby to fully and finally forever settle and release any and all matters, disputes and differences, which now exist, may exist or heretofore have existed, as against all individuals or entities released herein and, in furtherance of this intention, the release herein given shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.

9. No Admission of Liability. Nothing in this Agreement shall be interpreted or construed as an admission or concession of liability or wrongdoing of any sort by any of the Parties.

10. Damages. The prevailing party in any legal proceeding arising out of, relating to, or to enforce the terms of this Agreement will be entitled to receive his, her or its reasonable attorney’s fees and costs in addition to any other relief that may be awarded. In addition, the Parties agree that any breach of this Agreement would cause irreparable harm, and that any non-breaching Party shall be entitled to injunctive relief, including without limitation specific performance without showing proof of damages, in addition to any other monetary or other damages that may be awarded to the non-breaching Party or Parties in any legal or administrative proceeding.

11. Ownership of Claims. Each Party expressly represents that the same has not assigned to any person or entity whatsoever any claim to be released by operation of this Agreement, nor has the same, prior to the execution hereof, become a party to any transaction or arrangement whereby a third party has, might, or will become entitled to enforce any claim released hereunder. Each Party shall indemnify, defend, and hold the others harmless with respect to any claim or liability asserted or which may hereafter be asserted by the assignee, or any assignee or successor thereof, against the latter, to the extent that said claim is otherwise encompassed by the release(s) contained herein.

Settlement Agreement and Mutual Release

12. Successors and Assigns. The obligations and duties of this Agreement shall be binding upon the Parties, their successors and permitted assigns, and the rights of this Agreement shall inure to the benefit of successors and permitted assigns.

13. Severability. If any term or provision of this Agreement is held invalid or unenforceable by a Court or tribunal of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term or provision hereof and any such invalid term or provision shall be modified to the extent necessary to make it valid and/or enforceable or severed from this Agreement if such modification is not possible.

14. California Code of Civil Procedure Section 664.6. The Parties agree that the San Diego County Superior Court shall maintain jurisdiction over this matter in order to enforce of the provisions of this Agreement pursuant to California Code of Civil Procedure § 664.6. Pursuant to Evidence Code sections 1119-23, the Parties specifically agree that: (1) this settlement agreement is admissible as evidence and subject to disclosure in enforcement proceedings; (2) all of the material terms of the settlement are set forth herein; (3) the court is to retain jurisdiction during the performance of the terms of this agreement; (4) this agreement is enforceable under Code of Civil Procedure § 664.6, and the court, upon motion of either party, may enter judgment pursuant to the terms hereof; (5) none of the Parties shall oppose a motion under Code of Civil Procedure § 664.6 to enter judgment pursuant to the terms of this settlement agreement on the ground that this agreement is confidential or otherwise privileged; and (6) all Parties specifically waive the mediation privilege and any other confidentiality privilege that may apply to this agreement for purposes of its enforcement in a court of law.

15. Authorization. Each of the Parties hereto represents and warrants that such Party has the requisite power and authority and has taken all actions necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform their obligations hereunder, and no other proceedings on their part are necessary to authorize this Agreement. If any additional acts are required to consummate the transactions contemplated hereby and/or to perform any Party's obligations hereunder, each Party covenants in good faith to perform such additional acts and execute any necessary documents as may be reasonably necessary to give effect to the terms of this Agreement.

16. Governing Law. This Agreement has been negotiated, executed, and delivered and shall be performed in the State of California and shall be governed by, construed and enforced in accordance with the laws of the State of California, without regard for its conflict of laws rules. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California, County of San Diego, for the purpose of enforcing this Agreement.

17. Entire Agreement. This Agreement is the complete, final and exclusive statement of the Agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, understandings, and discussions between the Parties with respect to the subject matter covered hereby.

Settlement Agreement and Mutual Release

18. Amendments. This Agreement may be amended only by a written instrument signed by all of the Parties.

19. Notices.

Except as otherwise expressly provided in this Agreement or by law, any and all notices or other communications required under or permitted by this Agreement or by law to be served on, given to, or delivered to any party hereto, by the other party to this Agreement shall be deliverable by electronic mail as follows:

If to Plaintiffs: to David Steiner at dpsartnetlaw@gmail.com;

If to Defendants: to Andrew Lee at andrew.lee@drvd.com; copying Michael J. Riddell, at mriddell@redenandreden.com.

20. Counterparts. This Agreement may be executed and/or delivered in two or more counterparts, including but not limited to by facsimile transmission or e-mail of a scanned signature page, all of which together shall constitute a single instrument. Faxed or scanned signatures shall have the force and effect of original signatures.

21. Expenses. Except as set forth herein, the Parties shall bear all of its, his or her own attorneys' fees, costs and expenses including but not limited to those incurred in negotiating and performing this Agreement. No Party shall be ever been deemed a "prevailing party" of any kind as a result of entering into this agreement.

22. Parties’ Obligation to Carefully Read this Agreement. The Parties represent and declare that they have carefully read this Agreement, know the contents thereof, and are executing this Agreement voluntarily. The contents of this Agreement have been explained to the Parties by their attorneys, or the Parties have had the opportunity to have this Agreement explained to them by their attorneys, or seek legal advice concerning this Agreement. No Party (nor any officer, agent, partner, employee, representative or attorney of or for any Party), has made any statement, representation or assurance to any other party or other person, entity or third Party regarding any fact relied upon in entering into this Agreement, and each Party does not rely upon any statement, representation or assurance of any other Party (or any officer, agent, partner, employee, representative or attorney of or for any other Party), in executing this Agreement, or in making the settlement provided for herein, except as expressly stated in this Agreement.

23. Waiver. Any waiver of a default under or breach of this Agreement must be in writing and shall not be a waiver of any other default or breach concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

Settlement Agreement and Mutual Release

24. Confidentiality. Except as essential to the consummation of the transactions under this Agreement, it is understood and agreed between the Parties that this settlement is confidential; its terms and conditions may not be disclosed to any person other than a lawyer, insurer, accountant or other legal agent of a party and only on a need to know basis. This condition is hereby binding on the Parties’ insurers, attorneys, law office personnel, expert witnesses, and consultants, and each of the above, together with the Parties, will take all reasonable steps to maintain confidentiality of this settlement and Agreement. Notwithstanding, this settlement is binding, enforceable, admissible and subject to disclosure in any future proceeding relating to the terms of this settlement. And nothing stated in this Agreement shall be construed to prevent (i) the Parties from making required disclosures or complying with the law, court order, or statute, including but not limited to disclosures that may be required upon sale of any of the Properties to subsequent purchasers or lenders of their home and/or pursuant to California Civil Code section 1102 et seq., 4525 or 6100, (ii) disclosures that are required for any audit, taxation, or property valuation proceeding.

25. Interpretation and Construction. This Agreement is deemed to have been drafted jointly by all of the Parties. Any uncertainty or ambiguity shall not be construed for or against any Party based on attribution of drafting to that Party.

IN WITNESS WHEREOF, THE UNDERSIGNED PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATES FIRST SET FORTH BELOW.

PLAINTIFFS

/s/ Carla Baumgartner	Date: 7/10/20
Carla Baumgartner

/s/ Chris Haas	Date: 7/10/20
Chris Haas

/s/ Eric Steele	Date: 7/10/20
Eric Steele

DEFENDANTS

/s/ Christian Schenk	Date: 7/13/2020
Driven Deliveries, Inc.
By: Christian Schenk
Its: Chief Executive Officer

/s/ Christian Schenk	Date: 7/13/2020
Christian Schenk

Settlement Agreement and Mutual Release

/s/ Brian Hayek	Date: 7/13/2020
Brian Hayek

APPROVED AS TO FORM:

/s/ David Paul Steiner	Date: 7/13/2020
David Steiner & Associates, PLC
David Steiner, Esq.
Jonathan Balfus, Esq.
Attorneys for Plaintiffs

/s/ Michael J. Riddell	Date: 7/13/2020
Reden & Reden APC
Michael J. Riddell, Esq.
Attorneys for Defendant

Settlement Agreement and Mutual Release